Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Argonaut Group, Inc. for the registration of shares of its common stock, preferred stock, senior debt securities, subordinated debt securities, debt warrants, stock warrants, and units and to the incorporation by reference therein of our reports dated March 9, 2005, with respect to the consolidated financial statements and schedules of Argonaut Group, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004, Argonaut Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Argonaut Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

December 15, 2005